About AIPEXAR HSBC and San Francisco based asset manager EquBot have developed the AI Powered US Equity Adjusted Total Return Index (AiPEXAR). AiPEXAR is comprised of Large and Mid Cap U.S. publicly traded companies, selected monthly based on a 3-step selection process that utilizes objective artificial intelligence to dynamically select the underlying constituents. This investment process is intended to provide growth through a variety of market conditions. AiPEXAR is a total return index with a 5.0% per annum adjustment factor. Performance: Historical & Simulated* 2008 2010 2012 2014 2016 2018 2020 2022 2024 2026 1000 2000 3000 4000 5000 6000 7000 8000 9000 AI Powered US Equity Adjusted Total Return Index Index Overview Website http://aipexar.gbm.hsbc.com/AiPEXAR.html Bloomberg Ticker AIPEXAR Index Geographical Focus United States Launch Date 7/14/2021 Type of Return Adjusted Return Index Sponsor EquBot, Inc. Index Calculation Agent Solactive AG Adjustment Factor 5.0% per year Index Performance: Historical & Simulated* Index returns as of 1/30/2026 YTD 0.66% 1Y 9.12% 3Y 49.97% 5Y 47.28% 10Y 187.33% 10Y Volatility 18.56% Source: Solactive, EquBot, HSBC, Bloomberg, from 4/27/2006 to 1/30/2026 Top 10 Holdings: As of 1/30/2026 Index Weight(%) Sector NVIDIA CORP 7.46% Electronic Technology APPLE INC 6.00% Electronic Technology MICROSOFT CORP 5.74% Technology Services ALPHABET INC-CL A 3.82% Technology Services AMAZON.COM INC 3.26% Retail Trade META PLATFORMS INC 2.81% Technology Services BROADCOM INC 2.69% Electronic Technology ALPHABET INC C-SHARES 2.31% Technology Services TESLA INC 2.08% Consumer Durables JPMORGAN CHASE & CO 2.03% Finance Total 38.20% Annual Index Performance: Historical & Simulated* 2011 2012 2013 2014 2015 2016 2017 2018 2019 2020 2021 2022 2023 2024 2025 4.4% 22.2% 37.6% 21.0% 2.7% 10.6% 22.3% -5.5% 28.0% 14.2% 20.6% -24.3% 17.7% 19.7% 12.2% Source: Solactive, EquBot, HSBC, Bloomberg, from 4/27/2006 to 1/30/2026 ISSUER FREE WRITING PROSPECTUS Filed Pursuant to Rule 433 Registration No. 333-277211 February 02, 2026 Monthly Performance Report - January 2026

# Monthly Performance Report - January 2026

## Top 10 Sector Allocations



0
10
20
Consumer Durables
2.27%
2.58%
Consumer Non-Durables
3.99%
3.11%
Consumer Services
2.66%
2.63%
Electronic Technology
24.09%
24.08%
Finance
13.98%
14.14%
Health Technology
7.26%
8.06%
Producer Manufacturing
3.10%
4.38%
Retail Trade
6.97%
7.55%
Technology Services
22.60%
19.64%
Utilities
2.86%
2.26%
Portfolio
Solactive US Large & Mid Cap Index

## Contributions to Return



−2
−1
0
1
Consumer Durables
-0.07%
-0.05%
Consumer Non-Durables
0.20%
0.17%
Consumer Services
-0.01%
0.03%
Electronic Technology
0.82%
0.74%
Finance
-0.24%
-0.39%
Health Technology
0.03%
0.00%
Producer Manufacturing
0.50%
0.62%
Retail Trade
0.34%
0.31%
Technology Services
-0.87%
-1.78%
Utilities
0.03%
0.04%
Portfolio
Solactive US Large & Mid Cap Index

### Risks Relating to the Index

HSBC USA Inc. and HSBC Bank USA, N.A. (together, "HSBC"), are members of the HSBC Group. Any member of the HSBC Group may from time to time underwrite, make a market or otherwise buy and sell, as principal, structured investments, or together with their directors, officers and employers may have either long or short positions in the structured investments, or stocks, commodities or currencies to which the structured investments are linked, or may perform or seek to perform investment banking services for those linked assets mentioned herein. These activities maybe in conflict with the interests ofinvestors of debt obligations or certificates of deposit issued by members of the HSBC Group.

The Index may be partially uninvested. The strategy tracks the excess return of a notional dynamic basket of equities and cash over a change in daily SOFR plus 0.26161%. The weight of a Cash Investment (if any) for a Monthly Reference Portfolio at any given time represents the portion of the Monthly Reference Portfolio that is uninvested in the applicable equity basket at that time. As such, any allocation to a Cash Investment within the Index, which also accrues at daily SOFR plus 0.26161%, will not affect the level of the Index. The Index will reflect no return for any uninvested portion (i.e., any portion represented by a Cash Investment). Accordingly, to the extent that the Index is allocated to the Cash Investment, it may not reflect the full increase of any relevant equity component. Under certain circumstances, the Index may be 100% allocated to the Cash Investment.

### Important Disclaimer Information

This document is for informational purposes only and intended to provide a general overview of the AI Powered US Equity Index and does not provide the terms of any specific issuance of structured investments. The material presented does not constitute and should not be construed as a recommendation to enter into a securities or derivatives transaction. Prior to any decision to invest in a specific structured investment, investors should carefully review the disclosure documents for such issuance which contains a detailed explanation of the terms of the issuance as well as the risks, tax treatment and other relevant information.

Investing in financial instruments linked to the AI Powered US Equity Index is not equivalent to a direct investment in any part of the AI Powered US Equity Index. Investments linked to the AI Powered US Equity Index require investors to assess several characteristics and risk factors that may not be present in other types of transactions. In reaching a determination as to the appropriateness of any proposed transaction, clients should undertake a thorough independent review of the legal, regulatory, credit, tax, accounting and economic consequences of such transaction in relation to their particular circumstances. This brochure contains market data from various sources other than us and our affiliates, and, accordingly, we make no representation or warranty as to the market data's accuracy or completeness and we are not obligated to update any market data presented in this document. All information is subject to change without notice. We or our affiliated companies may make a market or deal as principal in the investments mentioned in this document or in options, futures or other derivatives based thereon.

### Solactive AG

Solactive AG is the administrator and calculation agent of the AI Powered US Equity Index. The financial instruments that are based on the AI Powered US Equity Index are not sponsored, endorsed, promoted or sold by Solactive AG in any way and Solactive AG makes no express or implied representation, guarantee or assurance with regard to: (a) the advisability in investing in the financial instruments; (b) the quality, accuracy and/or completeness of the Index; and/or (c) the results obtained or to be obtained by any person or entity from the use of the Index. Solactive AG does not guarantee the accuracy and/or the completeness of the AI Powered US Equity Index and shall not have any liability for any errors or omissions with respect thereto. Solactive AG reserves the right to change the methods of calculation or publication and Solactive AG shall not be liable for any miscalculation of or any incorrect, delayed or interrupted publication with respect to the AI Powered US Equity Index. Solactive AG shall not be liable for any damages, including, without limitation, any loss of profits or business, or any special, incidental, punitive, indirect or consequential damages suffered or incurred as a result of the use (or inability to use) of the AI Powered US Equity Index.

### Use of Simulated Returns

Any historical performance information included in this document prior to August 9, 2019 represents only hypothetical historical results. No representation is being made that the AI Powered US Equity Index will achieve a performance record similar to that shown. In fact, there may often be sharp differences between hypothetical performance and actual performance. Back-testing and other statistical analysis material provided to you in connection with the explanations of the potential returns associated with an investment in a debt obligation or certificate of deposit linked to the AI Powered US Equity Index use simulated analysis and hypothetical assumptions in order to illustrate the manner in which the AI Powered US Equity Index may have performed in periods prior to the actual existence of the AI Powered US Equity Index. Alternative modelling techniques or assumptions may produce different hypothetical information that might prove to be more appropriate and that might differ significantly from the hypothetical information set forth above. Back-tested data uses 3-month U.S. dollar LIBOR instead of daily SOFR plus 0.26161% as the reference rate.

The back-tested data was produced by applying the AI Powered US Equity Index methodology to historical data, including information and sources available at each specific point of time in history. New information and sources were incorporated one timestep at a time and only information with validated time stamps was considered.

The results obtained from "back-testing" information should not be considered indicative of actual results that might be obtained from an investment or participation in a financial instrument or transaction referencing the AI Powered US Equity Index. You should not place undue reliance on the "back-testing" information, which is provided for illustrative purposes only. HSBC provides no assurance or guarantee that the AI Powered US Equity Index will operate or would have operated in the past in a manner consistent with the results presented in these materials.

Hypothetical back-tested results are neither an indicator nor a guarantee offuture returns. Actual results will vary, perhaps materially, from the analysis implied in the hypothetical information. You should review and consider the hypothetical information only with the full AI Powered US Equity Index methodology.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission for any offering to which this free writing prospectus may relate. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and any related offering. You may get these documents for free by visiting EDGAR on the SEC's web site at www.sec.gov . Alternatively, HSBC Securities (USA) Inc. or any dealer participating in the related offering will arrange to send you the prospectus and prospectus supplement if you request them by calling 212-525-8010..

HSBC operates in various jurisdictions through its affiliates, including, but not limited to, HSBC Securities (USA) Inc., member of NYSE, FINRA, and SIPC.

©2026 HSBC USA Inc. All rights reserved.

HSBC